Exhibit 10.22

DEED OF RENEGOTIATION OF AN UNSECURED LOAN INTO A CURRENT LOAN

With this private agreement

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INTESA SANPAOLO S.p.A. - hereinafter called “Bank” - the parent company of the INTESA SANPAOLO Banking Group enrolled in the Association of Banking Groups, with registered office in Turin, Piazza San Carlo, 156 and secondary office in Milan, Via Monte di Pietà, 8, Tax ID no. 00799960158, Representative of the “Intesa Sanpaolo” VAT Group, VAT no. 11991500015 (IT11991500015), Member of the Interbank Deposit-Security Fund and the National Guarantee Fund, share capital (fully paid up) Euro 9,085,663,010.32, registered at the Business Register - Turin Office under no. 00799960158 and the Bank Register under no. 5361, in the person of Corrado Spotti as Middle Manager domiciled for the purpose in Milan, Piazza Emilia no. 6, at the Milan Porta Vittoria Business Branch of Intesa Sanpaolo S.p.A., as authorised by the by-laws in force;

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The Company KALEYRA SPA with registered office in Milan (MI), Via Teodosio no. 65, share capital of Euro 117,408.00, paid up for Euro 110,593.00, Tax ID and Business Register - Milan, Monza, Brianza, Lodi Office no. 12716960153, VAT no. 12716960153, in the person of Dario Leopoldo Omero Calogero, born on 07/06/1962, in Milan, as the legal representative and Chairman of the Company’s board of directors, domiciled for the purpose at the registered office, as authorised by the minutes of the Board of Directors’ meeting of 19/07/2018, hereinafter also called “Borrower”.

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Whereas:

•	with deed of 23/07/2018 no. 01C1048337871 the bank INTESA SANPAOLO S.p.A. (now the “Bank”) entered with KALEYRA S.p.A. (tax ID 12716960153) into a loan contract (the “Contract” or the Loan Contract”);

•

until the definitive fulfilment of all the obligations deriving from the aforesaid loan, the Borrower has undertaken, inter alia, pursuant to Art. 7 point f) of the Loan Contract, to respect the financial parameters stated in annex “B” to the Contract itself;

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in the event of default, the Bank, without prejudice to the right to terminate the Loan Contract pursuant to Articles 7(f) and 9(B) of the Loan Contract, is entitled to apply an increase in the spread of 0.50% per annum on the residual debt arising from the aforesaid loan, as set forth in Annex “B” to the Loan Agreement;

•

with reference to the failure to comply with the Financial Parameters calculated as at 31 December 2018, the Borrower asked the Bank, with letter dated 11/07/2019, not to enforce the right to terminate the Loan Contract pursuant to Art. 1456 of the Civil Code, as set forth in the aforementioned Articles 7(f) and 9(B) of the Contract itself;

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•

without prejudice to the application of the 0.50% increase in the spread over the year, to be paid on the residual debt deriving from the aforementioned loan, as set forth in Annex “B” of the Loan Agreement, the Bank has agreed not to enforce the aforesaid termination right provided for therein, exclusively with reference to the breach indicated in the previous point;

•

the Borrower, without prejudice to the guarantees issued and excluding any desire for novation, asked the Bank to renegotiate the loan, agreeing to amend some of the stipulations of the original Loan Contract;

In light of the foregoing, which is considered to be an integral and substantive part of this Contract, the Parties hereby agree as follows:

1. The Borrower acknowledges that, as of today’s date, it owes Euro 1,007,348.07 for the capital outstanding at maturity (hereinafter “Residual Debt”).

2. The Borrower undertakes to repay the Residual Debt in the following manner, valid from tomorrow.

a) The total term of the loan is confirmed to be set at 36 months.

b) The frequency of the instalments is confirmed to be monthly.

c) The Residual Debt and the interest, at the variable rate referred to in Art. 3 below, will be repaid in 8 postpaid quarterly instalments, the first of which will be due on 23/10/2019 and the last one on 23/07/2021. All of the above according to the repayment schedule attached to this deed under letter “A”.

3. The percentage interest rate due for each quarter is amended to one quarter of the sum of the following addenda:

1) a fixed nominal portion equal to 2.30 percentage points (“spread”);

2) a variable portion equal to the 3-month annual nominal percentage rate for interbank deposits in Euro (base 360) - called EURIBOR - (currently equal to -0.344% per annum) recorded by the European Money Markets Institute (EMMI) at 11 am Brussels time of the penultimate bank business day of the month preceding the starting date of each instalment. The rate above will be published on the “EURIBOR01” page of the Reuters telematic circuit (or in the future any page or service that may replace it) and normally published in the daily newspaper “Il Sole 24 Ore” the following day.

If, for any reason, the EMMI does not record this rate, it shall be determined based on the arithmetic mean, truncated to three decimal places, of the letter prices (with base 360) for three-month interbank deposits in Euro, recorded on the same day indicated above by at least two of the following Banks: “Unicredit “ in Milan, “Deutsche Bank” in Frankfurt, “Societé Generale” in Paris, “Banco Bilbao Vizcaja Argentaria SA (BBVA)” in Madrid and “Intesa Sanpaolo S.p.A.” in Turin. It remains understood that a bank business day is a day when the TARGET (Trans-European Automated Real-Time Gross-Settlement Express Transfer) settlement system is open.

If the algebraic sum of the Euribor parameter value and the spread determines a negative result, the rate is still fixed at zero since the borrower is in any event required to return the principal disbursed.

The interest referred to in this article shall be calculated on the basis of the actual number of days elapsed and with a fixed divider of 36,000.

Tomorrow - the first day of application of the renegotiated conditions - the annual nominal loan rate will be 1.956% and the annual percentage rate (APR) will be 2.0046595% per annum.

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The APR is calculated on the assumption that the covenants are met for the entire duration of the contractual relationship and therefore such indicator does not take into account any higher costs for the Borrower resulting from the breach of the covenants.

4. From tomorrow, any amount due at any level under this contract - and this also following the termination of the contract - but not paid shall, from the due date and without the need for a formal notice of default, give rise to interest on arrears to be paid by the Borrower and in favour of the Bank.

Periodic capitalisation of such interest is not permitted.

Late-payment interest will be calculated at the annual nominal rate equalling the contract rate under Art. 3 above, currently equalling 1.956% (one point nine five six) per annum, increased by 2.00 percentage points.

Late-payment interest shall be calculated on the basis of the actual number of days elapsed and with a fixed divider of 36,500 on an annual basis.

5. The parties confirm that in the event of total or partial early repayment of the loan or termination in accordance with the law or the contract, the Bank will only be entitled to a percentage fee on the principal repaid in advance, at the rate of 1.00%. No other amounts may be charged on that basis.

6. The parties agree to replace annex “B Financial Parameters” of the Loan Contract with annex “131 Financial Parameters” attached to this deed, specifying that the Financial Parameters that will be stated must be calculated with reference to the Consolidated Financial Statements of the Group to which they belong from the time of the Consolidated Financial Statements as at 31 December 2019 and no longer with reference to the Separate Financial Statements of the Company. Consequently, from now on, when Annex “B Financial Parameters” is mentioned in the Loan Contract, the Parties intend to refer to Annex “B” as replaced by Annex “B1 Financial Parameters” attached to this deed.

7. The parties agree to replace numbers 1) and 2) of Art. “7. Various obligations of the Borrower”, according to the following formula, with the respective progressive numbering below:

g)	ensure that the shareholders Simone Fubini and Dario Leopoldo Omero Calogero maintain in the Company a cumulative shareholding of not less than 30% of the share capital of the Borrower;

h)

ensure that the Bank’s claims in relation to this loan are treated equally to the claims of any of its other unsecured creditors and, if collateral is granted in favour of other creditors, to provide the Bank with collateral equivalent to that provided in favour of these creditors within and no later than 30 days from the date on which such collateral is provided;”

The parties also agree that the obligations referred to in Art. 7 of the Loan Contract, as supplemented by this article, are considered essential, the breach or the partial performance of even one of them will constitute, within the limits set forth in Art. 9 of the Loan Contract, as amended by Art. 8 of this deed, grounds for termination of the contract or withdrawal from it.

8. The parties agree to amend point B of Art. 9. “Application of the acceleration clause, contract termination and withdrawal” of the Loan Agreement, which is replaced, supplemented and reformulated as follows:

“It is expressly agreed that the contract is terminated pursuant to Art. 1456 of the Civil Code in the event of failure to pay all the amounts due to the Bank with the methods and within the time limits set forth in Articles 3 and 6, and in the event of breach of just one of the obligations pursuant to Art.

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7, letters a), b), e), e), express termination may be declared even if situations, data or historical accounts, submitted to obtain the loan or during the course of it, prove to be untrue.

The Bank shall have the right to terminate the contract pursuant to Art. 1456 of the Civil Code in the event of breach of the contractual obligations under Art. 7 letter f) were not fulfilled by you and, as a consequence, the Financial Parameters included in Annex “B1” are not respected, unless the Borrower is able to prove, by appropriate evidence, to have already remedied the breach by the final date for the approval of the Consolidated Financial Statements for the related financial year. The Bank retains the right to increase the spread by 0.50% per annum in case of breach of the Financial Parameters stated in Annex “B l” to this deed.

The Bank, furthermore, reserves the right to terminate the contract pursuant to Art. 1456 of the Civil Code, notwithstanding the right to request a one-off 1% waiver fee on the residual debt every time the Borrower breaches even just one of the contractual obligations under Art. 7 letter g) and letter h) of the Loan Contract, as amended by this deed.

The Bank shall have the right to terminate the contract pursuant to Art. 1454 of the Civil Code if the Borrower breaches any of its obligations under loan contract no. 01C1043958525 signed between the Parties today, unless the Borrower remedies such breach to the Bank’s satisfaction within 30 days from the date of sending a written request to that effect to the Borrower.”

9. It should be noted that as a result of this renegotiation deed, the loan, already marked with no. 01C1048337871, will assume, solely for administrative and accounting purposes, the following new identification number: no. 010043966578.

10. All of the other agreements, conditions and guarantees mentioned in the Loan Contract stated in the preamble shall remain unaffected.

11. It is also understood that these agreements do not constitute novation of the original obligations.

12. In the event of assumption of the loan, for the third party assumer to benefit from it, it must expressly accept all the conditions set out in this document.

Milan, 25/07/2019

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INTESA SANPAOLO S.p.A.	Borrower

/s/ Intesa Sanpaolo S.p.A.	Kaleyra S.p.a.

/s/ Dario Calogero

Pursuant to Art. 1341 of the Civil Code and - as far as necessary - Art. 118 of Legislative Decree no. 385/1993, the approval of the following articles is also hereby declared:

Art. 7 (Replacement of numbers 1 and 2 of Art. 7 of the Loan Contract); Art. 8 (Amendment to point B of art. 9 of the Loan Contract).

The Borrower expressly approves - pursuant to Decree no. 343 of the Interministerial Committee for Credit and Savings of 3/08/2016, issued to implement Art. 17-bis of law no. 49/2016 converting “banking decree” no. 18/2016, and published on Official Gazzette no. 212 of 10/09/2016 and, as far as necessary, also pursuant to Art. 1341 of the Civil Code, the content of this article - Art. 4 (interest on arrears and the method used to calculate them).

Milan, 25/07/2019	Borrower
Kaleyra S.p.A

/s/ Dario Calogero

Finally, the Borrower declares that it has received a copy of this deed, consisting of 9 pages joined together by a holographic band.

Milan, 25/07/2019	Borrower
Kaleyra S.p.A.

/s/ Dario Calogero

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[illegible] 30/081251*

ANNEX “A”

MEDIUM-LONG TERM CREDITS

SECTION -LAND- BUSINESS GROWTH

POSITION OTC1043966578 MT IN AMMO KALEYRA SPA

***** LOAN REPAYMENT SCHEDULE *****

SPECIFICATIONS CRIG. 1.007.348,07 RES. DEBT 1,007,348.07

* UNSUBSIDISED LOAN * * SIMULATED SCHEDULE*

* PRINCIPAL AND INTEREST DEVELOPMENT AT THE LAST RATE RECORDED

NO.	PRINCIPAL END DATE	RESIDUAL DEBT INTEREST AMOUNT	CAP. APPR. RATE AMOUNT CCM./INT CONTRIBUTION
005	23/10/2019	883,568.89	128,705.11	0.00
	123,779.18	4,925.93	0.00	0.00
006	23/01/2020	759,184.43	128,801.13	0.00
	124,384.46	4,416.67	0.00	0.00
007	23/04/2020	634,191.73	128,746.36	0.00
	124,992.70	3,753.66	0.00	0.00
008	23/07/2020	508,587.81	128,739.58	0.00
	125,603.92	3,135.66	0.00	0.00
009	23/10/2020	382,369.69	128,746.38	0.00
	126,218.12	2,542.26	0.00	0.00
010	23/01/2021	255,534.36	128,746.67	0.00
	126,835.33	1,911.34	0.00	0.00
011	23/04/2021	128,078.81	128,705.11	0.00
	127,455.55	1,249.56	0.00	0.00
012	23/07/2021	0.00	128,712.07	0.00
	128,078.81	633.26	0.00	0.00

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Annex B1

FINANCIAL PARAMETERS

To be applied to the Borrower’s consolidated financial statements for the years 2019 and 2020:

a)	Net financial position / equity ratio:

31/12/2019     <=1.80

31/12/2020     <=1.30

b)	Net financial position / gross operating income ratio:

31/12/2019     <=3.00

31/12/2020     <=2.00

In the event of breach of one or more of the financial parameters stated, a spread increase of 0.50% per annum will be applied.

For the purposes of the above, the following definitions are used:

a. NET FINANCIAL POSITION / EQUITY

NET FINANCIAL POSITION I (NFP)

is the sum of the amounts of the balance sheet items, Liabilities section, of Art. 2424 of the Civil Code, identified with letter D (payables) under number I (bonds), 2 (convertible bonds), 3 (shareholder loans), 4 (payables to banks), 5 (payables to other lenders), 9 (payables to subsidiaries), 10 (payables to associated companies), 11 (payables to parent companies), 14 (other financial payables) from which the sum of the amounts of the items of the Assets section identified with letter C (working capital) under numbers III (current financial assets) and IV (cash and cash equivalents) must be deducted.

EQUITY II (E)

It is the sum of the amounts of the balance sheet items, Liabilities section, of Art. 2424 of the Civil Code identified with letter A (equity) from which the sum of the amounts of the items, in the Assets sections, identified with letters A (subscribed capital unpaid); B (fixed assets) under no. III (financial fixed assets) sub no. 4 (own shares); C (working capital) under no. III (current financial assets) sub no. 5 (own shares) must be deducted.

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b.    NET FINANCIAL POSITION / GROSS OPERATING INCOME

NET FINANCIAL POSITION I (NFP)

It is the sum of the amounts of the balance sheet items, Liabilities section, of Art. 2424 of the Civil Code, identified with letter D (payables) under number 1 (bonds), 2 (convertible bonds), 3 (shareholder loans), 4 (payables to banks), 5 (payables to other lenders), 9 (payables to subsidiaries), 10 (payables to associated companies), 11 (payables to parent companies), 14 (other payables) from which the sum of the amounts of the items of the Assets section identified with letter C (working capital) under numbers III (current financial assets) and IV (cash and cash equivalents) must be deducted.

GROSS OPERATING MARGIN

is the sum of the amounts referred to under letter A (value of production) of the income statement under Art. 2425 of the Civil Code items 1 (revenues from sales and services), 2 (change in work in progress, semi-finished and finished products), 3 (changes in contract work in progress) and 4 (own work capitalised) from which the sum of the amounts referred to under letter B (production costs) items 6 (costs of raw materials), 7 (costs for services), 8 (leased assets), 9 (personnel costs) and 11 (changes in inventories of raw, ancillary and consumable materials and goods for resale) must be deducted.

NOTES

I - If no specific evidence is given for leasing payables, it is necessary to add the principal portion of the leasing instalments still due to the payables.

In the case of financial statements prepared pursuant to Art. 2435bis, the NFP must be calculated as follows: sum of the amounts of the items of the balance sheet, liabilities section letter D (payables) from which the component of trade payables (inferred from the notes to the financial statements) and the items in the Assets section identified by the letter C) (working capital) under numbers III (current financial assets) and IV (cash and cash equivalents) must be deducted.

Il - In the case of consolidated financial statements, the Equity including the third party share must be considered. In the case of financial statements prepared pursuant to Art. 2435-bis, Equity is given by item A of the Balance Sheet, liabilities section.

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